INDEPENDENT AUDITOR’S CONSENT

We consent to the use in this Post-Effective Amendment No. 1 to the Registration Statement on Form SB-2 of our report dated March 17, 2006 with respect to financial statements of Integrated Environmental Technologies, Ltd. for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

/s/ Weaver & Martin

Weaver & Martin LLC

Kansas City, Missouri

June 6, 2006